EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Second Quarter 2020 Financial Results and Provides Corporate Update

–	Presented positive interim Phase 1 clinical trial data for PSMA-targeting HPN424 in prostate cancer at ASCO20, supporting increased dose escalation

–	Dosed first patient with HPN217 targeting BCMA for the treatment of multiple myeloma, triggering a $50 million milestone payment from AbbVie

SOUTH SAN FRANCISCO, Calif., August 5, 2020 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the second quarter ended June 30, 2020 and provided a corporate update.

“Our TriTAC® T cell engager pipeline continues to advance and we were pleased with the encouraging interim Phase 1 data for our lead program, HPN424, that we presented at the ASCO20 Virtual meeting,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “We also announced early data from our second program, HPN536, which has continued to advance in a dose escalation trial for mesothelin malignancies. In addition, we advanced our third clinical program, HPN217, into the clinic which triggered a $50 million milestone payment from AbbVie, and submitted an IND for HPN328, our fourth TriTAC pipeline program. Looking ahead to the second half of 2020, we are preparing to advance HPN328 into the clinic for the treatment of DLL3-expressing tumors including small cell lung cancer.”

Second Quarter 2020 Business Highlights and Other Recent Developments

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In April, Harpoon announced the first patient was dosed with HPN217 in a Phase 1/2 clinical trial focused on relapsed/refractory multiple myeloma (RRMM). HPN217 is covered by a global development and option agreement with AbbVie Inc. (NYSE: ABBV) and dosing of the first patient in the clinical trial triggered a $50 million milestone payment, which was received in June. HPN217 targets B-cell maturation antigen (BCMA), a well-validated target expressed on multiple myeloma cells. HPN217 is Harpoon’s third product candidate to enter the clinic.

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In April, Harpoon appointed Andrew R. Robbins and Joseph S. Bailes, M.D., to its Board of Directors as independent board members. Among his many achievements, Mr. Robbins is credited with leading the highly successful U.S. launch of BRAFTOVI® (encorafenib) + MEKTOVI® (binimetinib) in BRAF-mutant metastatic melanoma. Dr. Bailes is a medical oncologist with substantial experience in clinical practice, legislation, public policy and advocacy. For nearly two decades, he served in various executive leadership capacities with ASCO, including as President.

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In May, Harpoon presented interim data from the ongoing dose-escalation portion of a Phase 1 trial for HPN424 in patients with metastatic castration-resistant prostate cancer (mCRPC) at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program. At the time of the data cutoff, 44 patients with progressive mCRPC had been treated in 11 cohorts. Initial safety data showed that HPN424 is generally well tolerated, and cytokine-related adverse events were transient and manageable. Early signals of clinical activity were suggested by multiple patients remaining on study for more than 24 weeks, and several patients with serum PSA declines. Additionally, pharmacokinetic data confirmed half-life extension, which supports the weekly dosing schedule, and pharmacodynamic data supports T cell activation and target engagement, which are consistent with the expected mechanism of action. Patient enrollment continues in the dose escalation phase of the trial in the U.S. and Europe, with a goal to identify a dose for an expansion phase planned for the second half of 2020.

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In May, Harpoon provided a corporate pipeline update. In addition to reiterating and expanding upon HPN424 data presented at ASCO20, Harpoon provided an update on HPN536, its TriTAC currently being studied for the treatment of mesothelin-expressing tumors. Harpoon highlighted that the dose escalation portion of the study was progressing and, as of May 2020, included 15 ovarian and 10 pancreatic cancer patients. Adverse events were shown to be transient and manageable, and early pharmacokinetic data showed half-life extension supporting once-weekly dosing. In addition, Harpoon also presented advancements in the company’s second platform, ProTriTAC, which builds upon the core elements of the TriTAC platform by utilizing a prodrug approach, designed to allow T cell engagers to address cancer targets that would be limited by on-target toxicities.

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In July, Harpoon appointed Joanne Viney, Ph.D., to its board of directors as an independent board member. Dr. Viney is an entrepreneurial scientist and experienced biotech executive with deep autoimmune and inflammatory disease expertise and currently serves as President, CSO and Co-founder of Pandion Therapeutics.

Second Quarter 2020 Financial Results

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Harpoon ended the second quarter of 2020 with $175.4 million in cash, cash equivalents, and marketable securities compared to $155.1 million as of December 31, 2019. The increase was due to a $50.0 million milestone payment received from AbbVie, partially offset by cash used in operations.

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Revenue for the second quarter ended June 30, 2020 was $2.8 million compared to $1.1 million for the second quarter ended June 30, 2019. For the six months ended June 30, 2020, revenue was $6.1 million compared to $2.1 million for the six months ended June 30, 2019. During both the three and six month periods, the increase in revenue was primarily due to revenue recognized from the upfront payment under the development and option agreement with AbbVie, signed in November 2019.

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Research and development (R&D) expense for the second quarter ended June 30, 2020 was $11.9 million compared to $10.0 million for the second quarter ended June 30, 2019. For the six months ended June 30, 2020, R&D expense was $24.4 million, compared to $19.4 million for the six months ended June 30, 2019. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN424, HPN536, HPN217 and HPN328. These higher expenses were offset by a decrease in manufacturing costs due to a scale up of manufacturing activities in 2019 compared to 2020 to support our four TriTAC product candidates in various stages of development.

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General and administrative (G&A) expenses for the quarter ended June 30, 2020 was $3.9 million compared to $3.7 million for the quarter ended June 30, 2019. G&A expense for the six months ended June 30, 2020 was $7.9 million compared to $9.6 million for the six months ended June 30, 2019. For the quarter ended June 30, 2020, the increase was primarily attributable to an increase in personnel expenses due to an increase in headcount, offset by a decrease in legal fees associated with the Maverick Litigation incurred in 2019. For the six months ended June 30, 2020, the decrease was due to higher expenses incurred in 2019 primarily related to legal fees associated with Maverick litigation and consulting and accounting services, partially offset by an increase in personnel expenses related to an increase in headcount and other professional services to support our operations as a public company.

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Net loss for the quarter ended June 30, 2020 was $12.7 million compared to $11.8 million for the quarter ended June 30, 2019. The net loss for the six months ended June 30, 2020 was $25.2 million compared to $25.4 million in the first six months of the prior year.

COVID-19 Update

In response to the ongoing COVID19 pandemic, Harpoon’s executive offices remain closed in compliance with county and state shelter-in-place orders, substantially all of the company’s employees continue to telecommute, with only a limited the number of staff working in the company’s laboratory. Harpoon is currently continuing its clinical trials it has underway at sites in the United States, and has not yet experienced any material delays or impacts as a result of the pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels and the company does not currently anticipate material interruptions. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and Harpoon plans to initiate a Phase 1/2 trial in the second half of 2020. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, the timing of development milestones for product candidates, and the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Collaboration and license revenue	$2,762	$1,063	$6,059	$2,126
Total revenue	2,762	1,063	6,059	2,126
Operating expenses
Research and development	11,924	9,971	24,443	19,353
General and administrative	3,945	3,734	7,858	9,566
Total operating expenses	15,869	13,705	32,301	28,919
Loss from operations	(13,107)	(12,642)	(26,242)	(26,793)
Interest income	415	840	999	1,416
Other expense	—	(15)	(1)	(19)
Net loss	(12,692)	(11,817)	(25,244)	(25,396)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	(229)	84	201	110
Comprehensive loss	$(12,921)	$(11,733)	$(25,043)	$(25,286)
Net loss per share, basic and diluted	$(0.51)	$(0.49)	$(1.01)	$(1.30)
Weighted-average shares used in computing net loss per share, basic and diluted	24,961,183	24,294,211	24,902,229	19,548,600

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2020	December 31, 2019
	(in thousands)
Assets:
Cash, cash equivalents, and marketable securities	$175,448	$155,129
Total assets	197,122	176,604
Total liabilities	125,216	82,384
Total stockholders' equity	71,906	94,220

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